Exhibit 9.01 (a)

REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

AND

FINANCIAL STATEMENTS

For the Period from Inception

on September 18, 2014 Through

December 31, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors GreenLife BotaniX, Inc.

We have audited the accompanying balance sheet of GreenLife BotaniX, Inc. (“the Company”) as of December 31, 2014, and the related statements of operations, stockholders’ deficit and cash flows for the period from inception on September 18, 2014 through December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of GreenLife BotaniX, Inc. as of December 31, 2014, and the results of its operations and cash flows for the period from inception on September 18, 2014 through December 31, 2014, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and is dependent on financial support from its officers, which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT May 1, 2015

F-3

GREENLIFE BOTANIX, INC.

BALANCE SHEET

December 31
2014

ASSETS
Current assets
Cash and cash equivalents	$2,191
Total current assets	2,191
Total assets	$2,191

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Due to related parties	16,100
Total current liabilities	16,100

Stockholders' equity (deficit)
Common stock, 100,000,000 shares authorized, par value
of $0.01; 1,000,000 shares issued and outstanding	10,000
Additional paid-in capital	(10,000)
Accumulated deficit	(13,909)
Total stockholders' deficit	(13,909)
Total liabilities and stockholders' deficit	$2,191

The accompanying notes are an integral part of these financial statements.

F-4

GREENLIFE BOTANIX, INC.

STATEMENT OF OPERATIONS

From Inception on September 18,
2014 Through
December 31, 2014

REVENUES	$570
COST OF GOODS SOLD	788
GROSS PROFIT	(218)

OPERATING EXPENSES
General and administrative	13,691
Total operating expenses	13,691
LOSS FROM OPERATIONS	(13,909)
Other income and expenses	—
LOSS BEFORE PROVISION FOR INCOME TAXES	(13,909)
Provision for income taxes	—

NET LOSS	$(13,909)

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.01)

BASIC AND DILUTED WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING	1,000,000

The accompanying notes are an integral part of these financial statements.

F-5

GREENLIFE BOTANIX, INC.

STATEMENT OF STOCKHOLDERS' DEFICIT

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance at inception on
September 18, 2014	—	—	—	—	—

Common stock issued
as founders' shares	1,000,000	10,000	(10,000)	—	—

Net loss from inception
through December 31, 2014	—	—	—	(13,909)	(13,909)

Balance, December 31, 2014	1,000,000	$10,000	$(10,000)	$(13,909)	$(13,909)

The accompanying notes are an integral part of these financial statements.

F-6

GREENLIFE BOTANIX, INC.

STATEMENT OF CASH FLOWS

From Inception on September 18,
2014 Through
December 31,
2014

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(13,909)
Adjustments to reconcile net loss to cash
used in operating activities:
Expenses paid on behalf of the Company	3,500
NET CASH FLOWS USED IN OPERATING ACTIVITIES	(10,409)
CASH FROM INVESTING ACTIVITIES	—

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from related party payables	12,600
NET CASH PROVIDED BY FINANCING ACTIVITIES	12,600

NET INCREASE IN CASH	2,191
CASH AT BEGINNING OF PERIOD	—
CASH AT END OF PERIOD	$2,191

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$—
Cash paid for taxes	$—

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for founders' shares	$10,000

The accompanying notes are an integral part of these financial statements.

F-7

GREENLIFE BOTANIX, INC.

Notes to Financial Statements

December 31, 2014

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

GreenLife BotaniX, Inc. (hereafter “the Company”) is a Nevada corporation incorporated on September 18, 2014, with office and warehouse facilities located in Tustin, California. The Company focused on the development and sale of products containing and featuring non-psychoactive cannabidiol (“CBD”), upon which the enriched hemp oil segment of the lucrative burgeoning marijuana space is based. The United States Food and Drug Administration considers hemp oil (and its derivative CBD) a dietary supplement and not a medication. Within the US, consumers do not need a prescription and can legally purchase and consume CBD in any state. The Company, as such, operates in the nutraceutical industry.

NOTE 2 – GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management's plan is to obtain such resources for the Company by obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses and seeking equity and/or debt financing. However management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Management acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company’s system of internal accounting control is designed to assure, among other items, that (1) recorded transactions are valid; (2) all valid transactions are recorded and (3) transactions are recorded in the period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the company for the respective periods being presented.

The Company’s financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States. The Company has elected a December 31 fiscal year-end.

Use of Estimates

The preparation of financial statements in accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. A change in managements’ estimates or assumptions could have a material impact on the Company’s financial condition and results of operations during the period in which such changes occurred.

Actual results could differ from those estimates. The Company’s financial statements reflect all adjustments that management believes are necessary for the fair presentation of their financial condition and results of operations for the periods presented.

F-8

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash equivalents include all highly liquid investments with original maturities of three months or less which are not securing any corporate obligations. The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Revenue Recognition

In accordance with the Securities and Exchange Commission’s (“SEC”) Staff Accounting Bulletin No. 104, Revenue Recognition, the Company will recognize revenue when it is realized or realizable and earned. The Company must meet all of the following four criteria under SAB 104 to recognize revenue:

•	Persuasive evidence of an arrangement exists
•	Delivery has occurred
•	The sales price is fixed or determinable
•	Collection is reasonably assured

Cost of sales is the direct cost associated with the earning of revenue and predominantly includes the cost of the product and shipping to the customer.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

The Company also follows the guidance related to accounting for income tax uncertainties. In accounting for uncertainty in income taxes, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. No liability for unrecognized tax benefits was recorded as of December 31, 2014.

Fair Value Measurements

The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets are marked to bid prices and financial liabilities are marked to offer prices. Fair value measurements do not include transaction costs. A fair value hierarchy is used to prioritize the quality and reliability of the information used to determine fair values. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is defined into the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities

Level 2: Observable market-based inputs or inputs that are corroborated by market data

Level 3: Unobservable inputs that are not corroborated by market data

F-9

Stock-Based Compensation

The Company records stock-based compensation at fair value as of the date of grant and recognizes the corresponding expense over the requisite service period (usually the vesting period), utilizing the Black-Scholes option-pricing model. The volatility component of the calculation is based on the historic volatility of the Company’s stock or the expected future volatility. The expected life assumption is primarily based on historical exercise patterns and employee post-vesting termination behavior. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

Loss per Common Share

Basic earnings per share are calculated dividing income available to common stockholders by the weighted average number of common shares outstanding. Diluted earnings per share are based on the assumption that all dilutive convertible shares and stock options and warrants were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, warrants and options are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. There were no such dilutive shares outstanding as of December 31, 2014.

Recently Adopted Accounting Pronouncements

The Company has evaluated recent accounting pronouncements and their adoption has not had or is not expected to have a material impact on the Company’s financial position or statements.

NOTE 4 – RELATED PARTY TRANSACTIONS

From inception, the Company has received fund from an officer to cover the operating expenses of the Company. The aggregate total of these advances is $16,100, $3,500 of which related to expenses paid on behalf of the Company by the related party. These advances are unsecured, are due on demand and bear no interest.

NOTE 5 – STOCKHOLDERS’ DEFICIT

The total number of common shares authorized that may be issued by the Company is 100,000,000 shares with a par value of $0.01 per share. There are no preferred shares authorized to be issued. There were 1,000,000 shares of common stock issued and outstanding at December 31, 2014.

During the year ended December 31, 2014, the Company issued 1,000,000 shares of common stock, as founders’ shares and were recorded at a value of zero.

NOTE 6 – INCOME TAXES

Net deferred tax assets consist of the following components:

December 31,
2014
Deferred tax asset:
Net operating loss carryforwards	$(4,868)
Valuation allowance	4,868
Net deferred tax asset	$—

F-10

NOTE 6 – INCOME TAXES (CONTINUED)

The income tax provision differs from the amount of income tax determined by applying the U.S. federal and state income statutory tax rates to pretax income (loss) from continuing operations as follows:

December 31,
2014
Tax benefit at statutory rates	$(4,868)
Change in valuation allowance	4,868
Net provision for income taxes	$—

The Company has accumulated net operating loss carryovers of approximately $4,868 as of December 31, 2014 which are available to reduce future taxable income. Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for federal income tax reporting purposes may be subject to annual limitations. A change in ownership may limit the utilization of the net operating loss carry forwards in future years. The tax losses begin to expire in 2033. The fiscal year ended 2014 remains open to examination by federal tax authorities and other tax jurisdictions.

NOTE 7 – SUBSEQUENT EVENTS

Subsequent to the period ended December 31, 2014, the Company issued 1,000,000 shares of common stock for services.

On February 8, 2015, the Company entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with Mountain High Acquisition Corp., a Colorado corporation (“MYHI”), and the controlling stockholders of Company (the “Company Shareholders”). Pursuant to the Share Exchange Agreement, MYHI acquired 100 percent shares of common stock of Company and in exchange for 25,000,000 restricted shares of its MYHI common stock to the Company Shareholders. As a result of the Share Exchange Agreement, the Company will became a wholly-owned subsidiary of MYHI. The Share Exchange Agreement contains customary representations, warranties and conditions to closing. The closing of the Share Exchange (the “Closing”) is anticipated to close by April 30, 2015.

The Company has evaluated subsequent events through the date of this report and has not identified any further reportable events.

F-11